                                                                   EXHIBIT 10.14

                                                               EXECUTION VERSION

================================================================================

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         SANTA ACQUISITION CORPORATION,

                       AUTOMOTIVE LEASE GUIDE (ALG), LLC,

                   AUTOMOTIVE LEASE GUIDE (ALG) CANADA, INC.,

                                DOUGLAS W. AIKEN,

                                 JOHN A. BLAIR,

                                       AND

                                  RAJ SUNDARAM

                            Dated as of May 25, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                                     Page
ARTICLE I - DEFINITIONS ...................................................            1
   1.01. Definitions ......................................................            1

ARTICLE II - PURCHASE AND SALE ............................................            9
   2.01. Purchase and Sale ................................................            9
   2.02. Excluded Assets ..................................................           10
   2.03. Assumption of Liabilities ........................................           11
   2.04. Excluded Liabilities .............................................           11
   2.05. Assignment of Contracts and Rights ...............................           12
   2.06. Purchase Price ...................................................           13
   2.07. Closing ..........................................................           16
   2.08. Allocation of Purchase Price .....................................           18
   2.09. Closing Statement; Working Capital Adjustment ....................           18
   2.10. 2004 EBITDA Calculation ..........................................           19

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER
   PARTIES ................................................................           20
   3.01. Corporate Existence and Power ....................................           20
   3.02. Corporate Authorization ..........................................           20
   3.03. Capital Stock and Securities .....................................           21
   3.04. Governmental Authorization; Consents .............................           21
   3.05. Non-Contravention ................................................           21
   3.06. Financial Statements .............................................           22
   3.07. Absence of Certain Changes .......................................           22
   3.08. Personal Property ................................................           24
   3.09. Real Property ....................................................           25
   3.10. Sufficiency of Purchased Assets ..................................           25
   3.11. Title to Purchased Assets ........................................           25
   3.12. No Undisclosed Liabilities .......................................           25
   3.13. Litigation .......................................................           26
   3.14. Material Contracts ...............................................           26
   3.15. Technology and Intellectual Property .............................           27
   3.16. Insurance Coverage ...............................................           29
   3.17. Compliance with Laws .............................................           29
   3.18. Employees ........................................................           30
   3.19. Environmental Compliance .........................................           33
   3.20. Customers ........................................................           33
   3.21. Products Warranties; Defects; Liabilities ........................           34
   3.22. Transactions with Affiliates; Intercompany Arrangements ..........           34
   3.23. Books and Records ................................................           34
   3.23. Finders' Fees ....................................................           35
   3.24. Representations Complete .........................................           35

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER ......................           35
   4.01. Organization and Existence .......................................           35
   4.02. Corporate Authorization ..........................................           35
   4.03. Governmental Authorization .......................................           35
   4.04. Non-Contravention ................................................           36
   4.05. Litigation .......................................................           36
   4.06. Representations Complete .........................................           36

ARTICLE V - COVENANTS OF THE SELLER PARTIES ...............................           36
   5.01. Confidentiality ..................................................           36
   5.02. Trademarks; Tradenames ...........................................           36
   5.03. Noncompete .......................................................           36
   5.04. Non-Solicitation .................................................           37
   5.05. Audit Assistance .................................................           38
   5.06. Assignment and Novation of Consent Pending Contracts .............           38

ARTICLE VI - COVENANTS OF BUYER ...........................................           39
   6.02. Access ...........................................................           39
   6.02. Confidentiality ..................................................           39

ARTICLE VII - COVENANTS OF BOTH PARTIES ...................................           39
   7.01. Further Assurances ...............................................           39
   7.02. Certain Filings ..................................................           40
   7.03. Public Announcements .............................................           40

ARTICLE VIII - TAX MATTERS ................................................           40
   8.01. Tax Matters ......................................................           40
   8.02. Tax Cooperation; Allocation of Taxes .............................           41

ARTICLE IX - EMPLOYEE MATTERS .............................................           43
   9.01. Employees ........................................................           43
   9.02. Employee Obligations .............................................           43
   9.03. COBRA ............................................................           44
   9.04. Vesting ..........................................................           44
   9.05. No Third Party Beneficiaries .....................................           44
   9.06. Plant Closing Laws ...............................................           44
   9.07. Unemployment Insurance ...........................................           44

ARTICLE X - SURVIVAL; INDEMNIFICATION; SET-OFF ............................           44
   10.01. Survival ........................................................           44
   10.02. Indemnification by the Seller Parties ...........................           45
   10.03. Buyer Indemnification Obligations ...............................           46
   10.04. Indemnification Procedures ......................................           46
   10.05. Methods of Payment; Limitations .................................           47
   10.06. Buyer Set-Off Right .............................................           48
   10.07. Treatment .......................................................           49
   10.08. Seller Party Representative; Power of Attorney ..................           49

ARTICLE XI - MISCELLANEOUS ................................................           49
   11.01. Notices .........................................................           49
   11.02. Amendments; No Waivers ..........................................           51
   11.03. Expenses ........................................................           51
   11.04. Assignability; Successors and Assigns ...........................           51
   11.05. Governing Law; Jurisdiction .....................................           52
   11.06. Counterparts; Effectiveness .....................................           52
   11.07. Entire Agreement ................................................           52
   11.08. Captions ........................................................           52
   11.09. Rules of Construction; Etc. .....................................           52
   11.10. Time. ...........................................................           53

EXHIBITS
Exhibit A - Form of Aiken Consulting Agreement
Exhibit B - Form of Aiken Unfair Competition and Nonsolicitation Agreement
Exhibit C - Form of Blair Employment Agreement
Exhibit D - Form of Blair Unfair Competition and Nonsolicitation Agreement
Exhibit E - Form of Sundaram Employment Agreement
Exhibit F - Form of Sundaram Unfair Competition and Nonsolicitation Agreement
Exhibit G - Form of Note
Exhibit H - Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit I - Form of Domain Name Assignment
Exhibit J - Form of Trademark Rights Assignment
Exhibit K - Form of Copyright Assignment
Exhibit L - Form of Subcontract Agreement
Exhibit M - Form of Guaranty

SCHEDULES
---------
Schedule 2.02(f)        Consent Pending Contracts
Schedule 2.02(i)        Other Excluded Assets
Schedule 3.03(a)        Capital Stock and Equity Securities
Schedule 3.03(b)        Outstanding Obligations
Schedule 3.03(c)        Subsidiaries
Schedule 3.04(b)        Required Consents
Schedule 3.06(a)        Financial Statements
Schedule 3.06(b)        Internal Controls
Schedule 3.07           Absence of Certain Changes
Schedule 3.09(b)        Leases
Schedule 3.12           Undisclosed Liabilities
Schedule 3.13           Litigation
Schedule 3.14           Material Contracts
Schedule 3.15           Business's Intellectual Property
Schedule 3.16           Insurance
Schedule 3.17(e)        Permits
Schedule 3.18(a)        Employees

Schedule 3.18(b)        Consultants
Schedule 3.18(d)        Employee Manuals and Handbooks
Schedule 3.18(e)        Termination
Schedule 3.18(f)        Severance
Schedule 3.18(j)        Seller Entity Employee Plans
Schedule 3.18(l)        Terminated Employees and Contingent Workers
Schedule 3.22           Transactions with Affiliates; Intercompany Arrangements
Schedule 8.01(c)        Tax Liability
Schedule 9.01           Transferred Employees

                  [Remainder of Page Intentionally Left Blank]

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of May 25, 2005, is by and among Santa Acquisition Corporation, a Delaware corporation ("Buyer"), Automotive Lease Guide (alg), LLC, a California limited liability company ("ALG, LLC"), Automotive Lease Guide (alg) Canada, Inc., a California corporation ("ALG, Inc." and together with ALG, LLC, the "Seller Entities"), Douglas W. Aiken ("Aiken"), John A. Blair ("Blair") and Raj Sundaram ("Sundaram," and together with Aiken and Blair, the "Principals"). The Principals and the Seller Entities are referred to herein together as the "Seller Parties." Buyer and Seller Parties are referred to herein together as the "Parties."

                                    RECITALS:

      WHEREAS, the Seller Entities are engaged in the Business (as defined herein);

      WHEREAS, the Seller Parties desire to sell, and Buyer desires to purchase, certain assets used in the Business on the terms and conditions set forth in this Agreement; and

      WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I hereof.

      NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the Parties hereto do hereby agree as follows:

                                   DEFINITIONS

                                    ARTICLE I

      1.01. DEFINITIONS. (a) As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

      "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

      "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or equity, or before any arbitrator or Governmental Entity.

      "Aiken Consulting Agreement" means the Consulting Agreement, in the form attached hereto as Exhibit A, between Aiken and Buyer dated the date hereof.

      "Aiken Unfair Competition and Nonsolicitation Agreement" means the Unfair Competition and Nonsolicitation Agreement, in the form attached hereto as Exhibit B, executed by Aiken dated the date hereof.

      "ALG/Chrome Revenue Base" means the combined 2004 revenue of Chrome (the "2004 Chrome Revenue") and the 2004 combined revenue of the Seller Entities (the "2004 Seller Revenue") obtained from the audited financial statements of Chrome and the combined audited financial statements of the Seller Entities for the year ended December 31, 2004.

      "ALG/Chrome Revenues" means the revenues derived from the sales and/or licensing of (i) ALG Products and Chrome Products by Buyer and all Affiliates of Buyer and (ii) any New Product(s), in each case, as determined in accordance with GAAP.

      "ALG Products" means Santa LLC's residual value data for new and used leased automobiles and guidebooks and consulting services related thereto.

      "Ancillary Agreements" means the Aiken Consulting Agreement, the Aiken Unfair Competition and Nonsolicitation Agreement, the Blair Employment Agreement, the Blair Unfair Competition and Nonsolicitation Agreement, the Sundaram Employment Agreement, the Sundaram Unfair Competition and Nonsolicitation Agreement, the Subcontract Agreement, the Guaranty and any other additional agreements to be entered into simultaneously with this Agreement.

      "Applicable Percentage" means 10% until such time, if ever, as Buyer sells to a third party acquirer the Chrome Product line as contemplated in Section 2.06(c)(ii)(C), and thereafter shall be 15%.

      "Balance Sheet" means the unaudited combined balance sheet of the Seller Entities as of March 31, 2005 found on Schedule 3.06.

      "Balance Sheet Date" means March 31, 2005.

      "Blair Employment Agreement" means the Employment Agreement, in the form attached hereto as Exhibit C, between Blair and Buyer dated the date hereof.

      "Blair Unfair Competition and Nonsolicitation Agreement" means the Unfair Competition and Nonsolicitation Agreement, in the form attached hereto as Exhibit D, executed by Blair dated the date hereof.

      "Business" means the business conducted by the Seller Entities as of the Closing Date, including the provision of residual values for leased automobiles, analytical data products and consultation with respect to residual values for leased automobiles throughout the United States (including each county in the State of California) and in Canada through, inter alia, the provision of residual guides, portfolio risk analysis, portfolio securitization valuations, consulting and special studies, development and provision of data analysis products and providing basis for residual value insurance.

      "Business's Intellectual Property" means all Intellectual Property that is owned or held by or on behalf of the Seller Entities for use, or that is being, and/or has been, used, or is currently under development for use, in the Business as it has been or is currently conducted.

      "Buyer Business" means an Internet-based, business-to-business, e-commerce system, which enables (a) Dealers to do one or more of the following: (i) directly route/transmit credit application data with respect to a retail installment sales contract or lease to one or more Lenders and receive credit decisions with respect to such credit application data, (ii) obtain Contract status, pay-off quotes, prospecting reports, rates, programs and other information related to the items set forth in this clause (ii) from one or more Lenders, (iii) filter and route credit applications to one or more Lenders, and/or (iv) obtain other information on products and services one or more Lenders offer to Dealers; (b) the eContracting Service; (c) DeskLink; (d) Dealers to directly receive and/or generate reports from one or more Lenders related to any of the foregoing; (e) one or more Lenders to pass credit applications with respect to Vehicles between and/or among themselves; (f) the aggregation of data derived from one or more Lenders and Dealers and the sale and distribution of such data to third parties; and/or (g) the sale of menu products and related items to Dealers.

      "Chrome" means Chrome Systems Corporation.

      "Chrome Products" means the products and services offered by Chrome relating to the collection and dissemination of vehicle configuration to the automotive industry.

      "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or understanding, whether or not in writing.

      "Dealer" means a Vehicle dealer in the United States.

      "Designated Account" means the bank account of a Seller Entity to be designated by the Seller Party Representative, by written notice to Buyer not later than two (2) business days prior to the Closing Date, and thereafter, the applicable Post-Closing Payment Date.

      "DeskLink" means a product or service (a) which enables a Dealer, a Lender or consumer to compare with respect to Vehicles available retail, lease and balloon programs from Multiple Lenders; and/or (b) through which Multiple Lenders residual value data, rates, and/or program data are licensed or subscribed to with respect to Vehicles.

      "2004 EBITDA" means (a) the net income as reflected in the audited combined financial statements of the Seller Entities for the year ended December 31, 2004, excluding any income, expense or other items of or relating to Bahr & Fess Forecasts GmbH or ALG, LLC's interest therein, plus (b) an amount equal to the sum of the interest expense, income taxes, depreciation, amortization and guaranteed payments/bonuses to members (in excess of $450,000) as reflected in such audited combined financial statements.

      "eContracting Service" means an Internet-based, business-to-business, e-commerce system, which enables one or more (a) Lenders to allow Dealers to access, process, complete and source certain electronic Vehicle retail and lease Contracts and ancillary documents related thereto on-line and transmit such Contracts and documents to one or more Lenders, (b) Lenders to receive electronic "authoritative" copies (as such term is used in Section 9-105 of the New York Uniform Commercial Code (the "NY UCC") or any successor provision thereto or any substantially similar provision under applicable Law) of Vehicle retail and lease Contracts, and/or (c) Persons or entities which control electronic "authoritative copies" (as such term is used in Section 9-105 of the NY UCC or any successor provision thereto) of Vehicle retail and lease Contracts for one or more Lenders to access, view, store, add, delete, replace, track, pool, control, transfer, convert to a legally binding paper copy, print and/or restore such electronic "authoritative" copies of Vehicle retail and lease Contracts in a controlled system.

      "Employment Agreements" means the Aiken Consulting Agreement, the Aiken Unfair Competition and Nonsolicitation Agreement, the Blair Employment Agreement, the Blair Unfair Competition and Nonsolicitation Agreement, the Sundaram Employment Agreement and the Sundaram Unfair Competition and Nonsolicitation Agreement.

      "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Final Order" means a determination by a court or arbitrator that is final and unappealable.

      "GAAP" means generally accepted accounting principles in effect in the United States as of the date hereof.

      "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

      "Guaranty" means the Guaranty, in the form attached hereto as Exhibit M. by DealerTrack Holdings, Inc. in favor of the Seller Parties dated of even date herewith.

      "Income Tax" means any Federal, state, local or foreign income, franchise or similar Tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

      "Income Tax Return" means any Tax Return relating to Income Taxes.

      "Indebtedness" means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by the Seller Entities to any bank or other financial institution or other unaffiliated lender (including any lessor on a capital lease), with respect to any borrowings of a Seller Entity (including bank overdrafts) as of the date hereof (not including any trade payables), the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on, any Seller Entity's notes payable and any other obligations to any member, former member, shareholder, former shareholder or any Affiliate of a Seller Entity as of the date hereof, and either Seller Entity's obligations, contingent or otherwise, under factoring arrangements entered into by either Seller Entity.

      "Intellectual Property" means all proprietary rights in and to all tangible or intangible information and materials, including:

      (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (v) all software and firmware (including data, databases and related documentation);

      (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

      (c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any "off-the-shelf third party software or related intellectual property.

      "Law" means any constitutional provision, statute or other law, rule, regulation, ordinance or interpretation of any Governmental Entity and any Order.

      "Leased Real Property" means all Real Property that is leased or subleased by the Seller Entities.

      "Lender" means a financial institution or other financing source and "Multiple Lenders" means two (2) or more unaffiliated Lenders.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

      "Material Adverse Change" means a material adverse change in the business, assets, financial condition, results of operations or prospects of the Seller Entities or the Business taken as a whole. None of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change: any change, event, occurrence, development, circumstance or fact arising primarily from or relating primarily to (i) changes attributable to the industry in which the Seller Entities compete generally but which do not affect the Business in a materially different manner than others in the same industry, (ii) general economic conditions or (iii) national or international political hostilities.

      "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Seller Entities or the Business taken as a whole.

      "New Product Additional Revenue" means, with respect to a New Product(s), the New Product Annual Revenue multiplied by a fraction equal to the number of days remaining in such Performance Year divided by 365.

      "New Product Annual Revenue" means, with respect to New Product(s), the New Product Seller's total revenue earned from the sale of such New Product(s) during the 12 full calendar months immediately preceding the calendar month during which Buyer (or its Affiliate) acquires the New Product(s).

      "Order" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

      "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the Closing Date.

      "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

      "to the Seller Parties' Knowledge" and words of similar import means the knowledge of each of the Principals and the knowledge of each of the Seller Entities' respective officers, directors or members.

      "Seller Party Representative" means Blair, subject to the provisions of
Section 10.08.

      "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or Equity Securities.

      "Sundaram Employment Agreement" means the Employment Agreement, in the form attached hereto as Exhibit E, between Sundaram and Buyer dated the date hereof.

      "Sundaram Unfair Competition and Nonsolicitation Agreement" means the Unfair Competition and Nonsolicitation Agreement, in the form attached hereto as Exhibit F, executed by Sundaram dated the date hereof.

      "Tax" means any Federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transfer Taxes" means all federal, state, local and foreign sales, use, transfer, recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Purchased Assets or assumption of the Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

      "Vehicle" means an automobile, truck, snowmobile, recreational vehicle, motorcycle, boat or other watercraft or commercial vehicle.

      "Working Capital" means, in the aggregate with respect to the Seller Entities, the total combined current assets included in the Purchased Assets less the total current liabilities included in the Assumed Liabilities.

                  [Remainder of Page Intentionally Left Blank]

      (b) Each of the following terms is defined in the Section set forth opposite such term:

          Term                                       Section
          ----                                       -------
Accounting Arbiter                                    2.06
Accounting Judge                                      2.10
Accounting Referee                                    2.09
Additional New Product                                2.06
Revenue Amount
Agreement                                             Preamble
Aiken                                                 Preamble
Aggregate Indemnification                             10.05
Amount
ALG, Inc.                                             Preamble
ALG, LLC                                              Preamble
Apportioned Obligation                                8.02
Assignment and Assumption                             2.07
Agreement
Assumed Contracts                                     2.01
Assumed Liabilities                                   2.03
Bill of Sale and Assignment                           2.07
Blair                                                 Preamble
Buyer                                                 Preamble
Bundled Products                                      2.06
Buyer Group                                           10.01
Buyer's Calculation                                   2.06
Closing                                               2.07
Closing Date                                          2.07
Closing Statement                                     2.09
Closing Statement Objection                           2.09
Notice
Confidentiality Agreement                             5.01
Consent Pending Contracts                             2.02
Contingent Worker                                     3.18
2004 EBITDA Statement                                 2.10
2004 EBITDA Statement                                 2.10
Objection Notice
Employee Plan                                         3.18
Environmental Laws                                    3.19
Environmental Liabilities                             3.19
ERISA                                                 3.18
Excluded Assets                                       2.02
Excluded Liabilities                                  2.04
Expiration Date                                       10.01
Final Assignment Date                                 5.06
Final Order                                           5.03
Financial Statements                                  3.06
Hazardous Materials                                   3.19
IRS                                                   8.02
Indemnified Party                                     10.04
Indemnitors                                           10.02
Interested Person                                     3.22

Leases                                                3.09
Losses                                                10.02
New Product                                           2.06

New Product Seller                                    2.06
Non-ALG/Chrome Product                                2.06
Note                                                  2.06
Notice of Claim                                       10.04

Objection Notice                                      2.06
Parties                                               Preamble
Performance Amount                                    2.06
Performance Payments                                  2.06
Performance Payment Term                              2.06
Performance Payment Year                              2.06
Permits                                               3.17
Permitted Liens                                       3.08
Permitted Real Estate Liens                           3.08
Personal Property                                     3.08
Plant Closing Law                                     3.18
Post-Closing Payment Dates                            2.06

Post-Closing Tax Period                               8.01
Pre-Closing Tax Period                                8.01
Principals                                            Preamble
Publicly Available Software                           3.15
Purchased Assets                                      2.01

Purchase Price                                        2.06
Real Property                                         2.01
Required Consent                                      3.04
Seller Entities                                       Preamble
Seller Entity Employee Plan                           3.18
Seller Parties                                        Preamble
Subcontract Agreement                                 5.06
Sufficient Net Worth                                  2.06
Sundaram                                              Preamble
Threshold Amount                                      10.05
Transferred Employee                                  9.01
WARN Act                                              3.18

                                   ARTICLE II

                                PURCHASE AND SALE

      2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or to cause its designated Affiliate or Affiliates to purchase) from the Seller Entities, and the Seller Entities agree to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer (or its designated Affiliate or Affiliates) at Closing all of their right, title and interest in, to and under the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by the Seller Parties as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business since the Balance Sheet Date, and all assets of the Business acquired by the Seller Entities between the Balance Sheet Date and the Closing Date (the "Purchased Assets"), and including all right, title and interest of the Seller Entities in, to and under such of the foregoing as are more specifically described below:

            (a) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business;

            (b) all personal property and interests therein used by the Seller Entities or held by the Seller Entities for use in connection with the Business, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property;

            (c) all leases and subleases of real property used by the Seller Entities or held by the Seller Entities for use in connection with the Business, in each case, together with all buildings, fixtures, and improvements erected thereon, including those properties listed on Schedule 3.09(b) (the "Real Property");

            (d) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments to which either of the Seller Entities is a party or by which either of the Seller Entities is bound in connection with the Business except for the Consent Pending Contracts, including the items listed on Schedule 3.14 (collectively, the "Assumed Contracts");

            (e) all prepaid expenses and deposits used by the Seller Entities or held by the Seller Entities for use in connection with the Business, including ad valorem taxes, leases and rentals;

            (f) all of the Seller Entities' rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including unliquidated rights under manufacturers' and vendors' warranties;

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            (g) all proceeds received by any of the Seller Entities (including judgments, indemnity payments, amounts received in settlement and payments under any insurance policies) in respect of any Action relating to the Business to which any Seller Entity is a party in any capacity that is based upon or arises out of any event, dispute or other occurrence prior to the Closing Date;

            (h) all of the Business's Intellectual Property, including the items listed on Schedule 3.15:

            (i) all books, records, files and papers, whether in hard copy or computer format used by the Seller Entities or held by the Seller Entities for use in connection with the Business and all rights related thereto, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, mailing lists, marketing materials, advertising matter, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business;

            (j) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and

            (k) the Seller Entities' cash and all other assets relating to the Business, which for the avoidance of doubt cash shall not be less than zero and shall exclude checks written in excess of available cash balance, which shall be deemed Excluded Liabilities.

      2.02. EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of the Seller Entities (the "Excluded Assets") shall be excluded from the Purchased Assets:

            (a) the Purchase Price and the Seller Parties' rights under this Agreement;

            (b) the Seller Entities' articles of incorporation, articles of organization, operating agreement, corporate seals, minute books, stock books and other corporate or comparable organizational records having to do with the organization and capitalization of the Seller Entities and all Income Tax Returns and other records; provided, however, that copies of such Tax Returns shall be provided to Buyer at the Closing, if such copies have not been previously provided to Buyer, and copies of such other materials shall be provided to Buyer upon request;

            (c) any Equity Securities held by any Seller Entity of (i) Buyer or its Affiliates, including all shares of DealerTrack Holdings, Inc.'s Series A-l Preferred Stock and Series C Preferred Stock and all shares of DealerTrack Holdings, Inc.'s Common Stock into which such shares are convertible, and (ii) Bahr & Fess Forecasts GmbH;

            (d) all of the Seller Entities' insurance policies, contracts, credits, reserves and other sources of funding with respect to any Seller Entity Employee Plans; and

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            (e) all employment agreements to which either Seller Entity is a party;

            (f) all rights under the contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments to which either of the Seller Entities is a party or by which either of the Seller Entities is bound in connection with the Business and listed on Schedule 2.02(f) (the "Consent Pending Contracts"):

            (g) all rights, claims, causes of action and demands of any nature available to the Seller Entities and all proceeds received by any of the Seller Entities (including judgments, indemnity payments, amounts received in settlement and payments under any insurance policies) in respect of any Excluded Assets or Excluded Liabilities;

            (h) all accounts, notes and other receivables used by the Seller Entities or held by the Seller Entities for use in connection with the Business; and

            (i) those items set forth on Schedule 2.02(i).

      2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the "Assumed Liabilities"):

            (a) all current liabilities accrued on the Balance Sheet and not discharged as of the Closing Date;

            (b) all current liabilities arising out of or relating primarily to the Business and incurred in the ordinary course of business since the Balance Sheet Date and reflected on the Closing Statement, including accrued warranty claims and expenses, trade and other payables and payroll and other accrued expenses;

            (c) all liabilities and obligations of the Seller Entities arising under the Assumed Contracts (other than liabilities or obligations attributable to any failure by the applicable Seller Entity to comply with the terms thereof or otherwise incurred by the Seller Entities other than in the ordinary course of business of the Business prior to the Closing Date); and

            (d) Each Seller Entity's obligations to provide vacation time, sick time, vacation pay and sick pay to the Transferred Employees, but only to the extent incurred in the ordinary course of business of the Business and reflected on the Closing Statement.

      2.04. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Seller Parties or any Affiliate of the Seller Parties (or any predecessor owner of all or part of their respective business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller Parties or their respective Affiliates (all such liabilities and obligations not being assumed being

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herein referred to as the "Excluded Liabilities"). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

            (a) any and all liabilities and obligations of the Seller Parties for Taxes (including any Taxes that arise as a result of the transactions contemplated by this Agreement);

            (b) except to the extent provided in Section 2.03(b) and (e) and
Article IX, any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including any liabilities or obligations under any of Seller Entity Employee Plans listed on Schedule 3.18(j):

            (c) any Environmental Liabilities;

            (d) any liability or obligation relating to an Excluded Asset;

            (e) any liability or obligation not incurred in the ordinary course of the Business;

            (f) all Indebtedness of the Seller Entities; and

            (g) all liabilities of the Seller Entities resulting from Actions and Orders arising out of or related to the conduct of the Business prior to the Closing Date.

      2.05. ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Seller Parties party thereto thereunder. The Seller Parties and Buyer will use their best efforts (but without any required payment of money to such third parties by either the Seller Parties or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller Parties thereunder so that Buyer would not in fact receive all such rights, the Seller Parties and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Seller Parties would enforce for the benefit of Buyer, with Buyer assuming such Seller Parties' obligations, any and all rights of the Seller Parties against a third party thereto. Each Seller Entity will promptly pay to Buyer when received all monies received by such Seller Entity under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Notwithstanding the foregoing, each Seller Entity will promptly pay to Buyer all payments received by such Seller Entity in accordance with the Subcontract Agreement.

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      2.06. PURCHASE PRICE. (a) Subject to the terms and conditions set forth in this Agreement, Buyer agrees to acquire the Purchased Assets from the Seller Entities in exchange for (i) $39,222,623, (ii) the Performance Payments and
(iii) the assumption of the Assumed Liabilities. (The items described in (i), (ii) and (iii) above, in the aggregate, the "Purchase Price").

            (b) The Purchase Price shall be payable as follows:

                  (i) $33,000,000 shall be payable at the Closing by means of Buyer's deposit of a cash payment in such amount in the Designated Account;

                  (ii) $750,000 (in each case, as such amount may be adjusted pursuant to Section 10.06) shall be payable within 10 days following each of the first, second, third, fourth and fifth anniversaries of the Closing Date (each, a "Post-Closing Payment Date"). Each such payment shall be made by means of Buyer's deposit of a cash payment in the required amount into the Designated Account no later than the applicable Post-Closing Payment Date;

                  (iii) $672,623 in cash shall be payable on the earlier to occur of (A) an initial public offering of the common stock of DealerTrack Holdings, Inc. or any of its Affiliates and (B) December 31, 2005;

                  (iv) a promissory note (the "Note") in the principal amount of $1.8 million, substantially in the form of Exhibit G;

                  (v) Performance Payment(s), if any, shall be payable in cash by means of Buyer's deposit of a cash payment in the Designated Account in such amount(s) and at such time(s) as set forth in Section 2.06(c) below; and

                  (vi) as of the Closing Date, Buyer shall assume the Assumed Liabilities.

            (c) The Seller Entities shall be eligible to receive additional payments (the "Performance Payments") as follows:

                  (i) Buyer shall pay the Seller Entities the Applicable Percentage of the ALG Chrome Revenues in excess of the ALG/Chrome Revenue Base for each calendar year ending December 31, 2005, 2006, 2007, 2008 and 2009 (each such year, a "Performance Payment Year"); provided, however, that cumulative Performance Payments under this Section 2.06(c) shall not exceed $11,250,000. For purposes of this Section 2.06(c), the period commencing on the day immediately following the Closing Date and ending on December 31, 2009 shall be referred to as the "Performance Payment Term."

                  (ii) (A) If during the Performance Payment Term, Buyer or any Affiliate of Buyer acquires new data products that are managed by the entity which controls the sale of ALG Products or Chrome Products (each, a "New Product") from a third party (a "New

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Product Seller") then the ALG/Chrome Revenue Base (x) for the then current
Performance Payment Year shall be increased by New Product Additional Revenue, and (y) for each subsequent Performance Payment Year during the Performance Payment Term, shall be increased by the New Product Annual Revenue.

                        (B) If during the Performance Payment Term, a customer acquires a product which is included in ALG/Chrome Revenues (an "ALG/Chrome Product") (i) without a corresponding contractual obligation to pay Buyer specifically for such product or at a price which is less than Buyer's then-current customary price for such product and (ii) the customer acquires such product as part of a bundle of products or contingent upon or in connection with the purchase of other products offered by Buyer or its Affiliates ("Bundled Products") which are not included in ALG/Chrome Revenues (a "Non-ALG/Chrome Product"), then the following shall apply: For purposes of calculating ALG/Chrome Revenues, ALG/Chrome Revenues shall be deemed to include the percentage of revenue from the sale of Bundled Products equal to the product of
(x) the price of the ALG/Chrome Product on a stand-alone basis divided by the sum of the price of the (1) Non-ALG Chrome Product on a stand-alone basis and
(2) ALG/Chrome Product on a stand-alone basis multiplied by (y) the price of the Bundled Product.

                        (C) If during the Performance Payment Term, Buyer or any Affiliate of Buyer disposes of the Chrome Products and/or the New Product(s), if any, then, from the effective date of the consummation of such disposition through the end of the Performance Payment Term, the ALG/Chrome Revenue Base shall be reduced as follows:

                              (1) With respect to the Performance Payment Year
in which the sale of such product has occurred, the ALG/Chrome Revenue Base shall be reduced by the product of (x) 2004 Chrome Revenue (in case of a sale of Chrome Products) and New Product Annual Revenue (in case of a sale of a New Product) multiplied by (y) a fraction equal to the number of days remaining in the Performance Payment Year divided by 365;

                              (2) For each subsequent Performance Payment Year,
the ALG/Chrome Revenue Base shall be reduced for the full amount described in
(x), as applicable based on which product has been disposed of; and

                              (3) The Applicable Percentage shall be 10% for
that part of the Performance Year prior to such disposition and 15% thereafter.

                        (D) If during the Performance Payment Term, Buyer or any Affiliate of Buyer sells or otherwise disposes of all or substantially all of the ALG Products, and the purchaser thereof (or its ultimate parent if such parent is responsible for such obligation) has a stockholder's equity (calculated at the time of the consummation of such sale) equal to or greater than that of Buyer ("Sufficient Net Worth") and agrees to assume the obligations of Buyer pursuant to this Section 2.06(c), then Buyer shall, upon the effective date of the consummation of such sale or other disposition, have no further obligations to Seller Entities pursuant to this Section 2.06(c). If such purchaser does not have Sufficient Net Worth but agrees to assume the obligations of Buyer pursuant to this Section 2.06(c), Buyer agrees to indemnify

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Seller Entities to the extent that such purchaser fails to pay any required
Performance Payment within 60 days of a Final Order requiring such payment. If such purchaser does not agree to assume the obligations of Buyer pursuant to this Section 2.06(c), Buyer shall, within 90 days of the date of consummation of such sale or other disposition, deliver to Seller Entities a payment in an amount equal to $11,250,000, less the aggregate amount of all Performance Amounts paid pursuant to this Section 2.06(c) prior to such date.

                  (iii) Within 90 days following each of the calendar years ending December 31, 2005, 2006, 2007, 2008 and 2009, Buyer shall deliver to the Seller Party Representative Buyer's calculation (the "Buyer's Calculation") of the amount due based on the ALG/Chrome Revenues (each, a "Performance Amount") for the preceding calendar year. Buyer shall provide Seller Party Representative with such information reasonably related to the determination of the ALG/Chrome Revenues and the calculation of the Performance Amount as the Seller Party Representative may reasonably request.

                  (iv) If the Seller Party Representative disagrees with Buyer's Calculation, the Seller Party Representative may, within 30 days after delivery of Buyer's Calculation, deliver a notice to Buyer disagreeing with any portion of Buyer's Calculation for such year (the "Objection Notice"). The Objection Notice shall specify in reasonable detail those items or amounts as to which Seller Party Representative disagrees. If Seller Party Representative does not deliver an Objection Notice during such time period or Seller Party Representative indicates agreement with Buyer's Calculation, then Buyer's Calculation shall be the agreed upon amounts for the Performance Amount for such applicable period.

                  (v) If the Seller Party Representative shall have delivered the Objection Notice within the 30 day period referred to in clause (ii) above, then (a) within 10 days thereafter Buyer shall pay the undisputed portion of the applicable Performance Amount, if any, by means of a deposit of a cash payment in such amount in the Designated Account, and (b) Buyer and the Seller Party Representative shall, during the 30 day period following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine the remainder of the Performance Amount. If Buyer and the Seller Party Representative are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the "Accounting Arbiter") to review the disputed items or amounts for the purpose of calculating the portion of the Performance Amount in dispute. In making such calculation, the Accounting Arbiter shall consider only those items or amounts in Buyer's Calculation as to which the Seller Party Representative has disagreed and which are specifically identified in reasonable detail in the Objection Notice. The Parties shall provide the Accounting Arbiter with such information reasonably related to the determination of the ALG/Chrome Revenues and the calculation of the Performance Amount as is necessary to allow the Accounting Arbiter to make a determination. The Accounting Arbiter shall deliver to Buyer and the Seller Party Representative, as promptly as practicable, a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by the Seller Parties, if Buyer's calculation of the portion of the Performance Amount in dispute is closer to the Accounting Arbiter's determination than the Seller Party Representative's calculation thereof,

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

(y) by Buyer, if the reverse is true and (z) except as provided in (x) or (y) above, equally by the Seller Parties and Buyer.

                  (vi) Within 10 days of the final determination of the remainder of the applicable Performance Amount, Buyer shall pay such amount, if any, by means of a deposit of a cash payment in such amount in the Designated Account.

      2.07. CLOSING. (a) Subject to the terms and conditions set forth in this Agreement, the closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022 on the date hereof (the "Closing Date"), or at such other time or place as Buyer and the Seller Parties may agree.

            (b) Contemporaneously with the execution and delivery of this Agreement, Seller Parties shall deliver or cause to be delivered to Buyer the following:

                  (i) this Agreement, duly executed in one or more counterparts by each of the Seller Parties;

                  (ii) a bill of sale, assignment and assumption agreement, in the form of Exhibit H (the "Bill of Sale, Assignment and Assumption Agreement"), duly executed in one or more counterparts by the Seller Entities, further evidencing the conveyance to Buyer of the Purchased Assets and effectuating the assignment of the Assumed Contracts;

                  (iii) for any of the Business's Intellectual Property, the assignment of which is required or permitted to be recorded in the U.S. Patent and Trademark Office, the U.S. Copyright Office or otherwise, duly executed assignments of such Business's Intellectual Property in recordable form in the form of Exhibit I, Exhibit J and Exhibit K;

                  (iv) The Subcontract Agreement, in the form of Exhibit L, duly executed in one or more counterparts by each of the Seller Entities;

                  (v) such other instruments of transfer reasonably requested by Buyer to transfer to and vest in Buyer all right, title and interest in and to the Purchased Assets;

                  (vi) copies of resolutions duly adopted by the Board of Directors or the Person or Persons exercising similar authority and the members or shareholders of each of the Seller Entities, authorizing and approving the Seller Entities' respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Ancillary Documents, certified as true and of full force;

                  (vii) a legal opinion of Seed Mackall LLP, counsel to the Seller Entities, in form reasonably acceptable to Buyer;

                  (viii) the Aiken Consulting Agreement and the Aiken Unfair Competition and Nonsolicitation Agreement, in each case, duly executed by Aiken;

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

                  (ix) the Blair Employment Agreement and the Blair Unfair Competition and Nonsolicitation Agreement, in each case, duly executed by Blair;

                  (x) the Sundaram Employment Agreement and the Sundaram Unfair Competition and Nonsolicitation Agreement, in each case, duly executed by Sundaram; and

                  (xi) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Buyer or its counsel.

            (c) Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered to Seller Parties the following:

                  (i) the cash payment described in Section 2.06(b)(i);

                  (ii) the Note, duly executed by Buyer;

                  (iii) this Agreement, duly executed by Buyer;

                  (iv) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer, further evidencing the assumption of the Assumed Liabilities by Buyer;

                  (v) the Subcontract Agreement, duly executed by Buyer;

                  (vi) the Guaranty, duly executed by DealerTrack Holdings, Inc.

                  (vii) a legal opinion of Goodwin Procter LLP, counsel to Buyer, in form reasonably acceptable to the Seller Parties;

                  (viii) the Aiken Consulting Agreement, duly executed by Buyer (or its designated Affiliate or Affiliates);

                  (ix) the Blair Employment Agreement, duly executed by Buyer (or its designated Affiliate or Affiliates);

                  (x) the Sundaram Employment Agreement, duly executed by Buyer (or its designated Affiliate or Affiliates);

                  (xi) the Subcontract Agreement, duly executed by Buyer;

                  (xii) copies of resolutions duly adopted by the Board of Directors of Buyer, authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force, together with copies of resolutions duly adopted by the Board of Directors of DealerTrack Holdings, Inc. authorizing and approving DealerTrack Holdings, Inc.'s execution, delivery and performance of the Guaranty, certified as true and of full force; and

                                       17
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                  (xiii) such other documents and instruments as are required pursuant to this Agreement or as may be reasonably requested by the Seller Parties or their counsel.

            (d) to the extent not actually delivered on the date hereof, the Seller Entities shall effect physical delivery of the tangible assets included in the Purchased Assets to Buyer by providing Buyer with physical access to the locations of such Purchased Assets.

      2.08. ALLOCATION OF PURCHASE PRICE. As promptly as practicable after the Closing Date and in no event later than December 31, 2005, Buyer shall deliver the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the covenants not to compete (i) of the Seller Entities set forth in Section 5.03 and (ii) contained in each of the Aiken Unfair Competition and Nonsolicitation Agreement, the Blair Unfair Competition and Nonsolicitation Agreement and the Sundaram Unfair Competition and Nonsolicitation Agreement. Buyer and the Seller Parties agree (a) that the allocations will be made in accordance with the Code, (b) to treat and report for Income Tax purposes the transactions contemplated by this Agreement in a manner consistent with such allocation and (c) not to take any action for Income Tax purposes inconsistent with such allocation. The Parties acknowledge and agree that the allocations made pursuant to this Section 2.08 are solely for Income Tax purposes.

      2.09. CLOSING STATEMENT; WORKING CAPITAL ADJUSTMENT.

            (a) As promptly as practicable after the Closing Date and in no event later than 30 days after the Closing Date, the Seller Parties shall deliver to Buyer a closing statement of the Working Capital of the Business as of the Closing Date (the "Closing Statement"), and a certificate of an officer of each Seller Entity based on such Closing Statement, setting forth the calculation of the Working Capital of the Business as of the Closing Date. The Working Capital of the Business shall be determined in accordance with GAAP. If the Working Capital is greater than or equal to zero, Buyer shall deliver such amount in immediately available funds to the Designated Account within 30 days of a final determination of such amount in accordance with this Section 2.09. If the Working Capital is less than zero, the Seller Party Representative shall cause the Seller Entities to deliver such amount in immediately available funds to Buyer's account as designated by Buyer within 30 days of a final determination of such amount in accordance with this Section 2.09.

            (b) If Buyer disagrees with the calculation of the Closing Statement, Buyer may, within 15 days after delivery of the Closing Statement, deliver a notice to the Seller Parties disagreeing with such calculation and setting forth Buyer's calculation of such amounts (the "Closing Statement Objection Notice"). The Closing Statement Objection Notice shall specify in reasonable detail those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.

            (c) If Buyer shall have delivered the Closing Statement Objection Notice within the 15 day period referred to in Section 2.09(b) above, then Buyer and the Seller Party Representative shall, during the 30 day period following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts, which amount shall not be more than the amount thereof shown in the calculation delivered pursuant to Section 2.09(a) nor less than the amount thereof shown in the calculation delivered pursuant to Section 2.09(b). If Buyer

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

and the Seller Party Representative are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the "Accounting Referee") to review this Agreement and the disputed items or amounts for the purpose of calculating the Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement as to which Buyer has disagreed and which are specifically stated in reasonable detail in the Closing Statement Objection Notice. The Accounting Referee shall deliver to Buyer and the Seller Party Representative, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by Buyer, if the Seller Parties' calculation of the Working Capital is closer to the Accounting Referee's determination than Buyer's calculation thereof, (y) by the Seller Parties, if the reverse is true and (z) except as provided in (x) or (y) above, equally by Buyer and the Seller Parties.

      2.10. 2004 EBITDA CALCULATION.

      (a) Within 10 days of receipt of the audited combined financial statements of the Seller Entities from PricewaterhouseCoopers, Buyer shall prepare a statement reflecting 2004 EBITDA ( the "2004 EBITDA Statement") and deliver it to the Seller Party Representative. If the 2004 EBITDA is greater than or equal to $3,000,000, there will be no adjustment to the Purchase Price. If the 2004 EBITDA is less than $3,000,000, the Purchase Price shall be reduced by an amount obtained by multiplying (A) 11 by (B) the amount by which 2004 EBITDA is less than $3,000,000. The Seller Party Representative shall cause the Seller Entities to deliver such amount in immediately available funds to Buyer's account as designated by Buyer within 30 days of a final determination of such amount in accordance with this Section 2.10.

      (b) If Seller Party Representative disagrees with the calculation of the 2004 EBITDA Statement, Seller Party Representative may, within 30 days after delivery of the 2004 EBITDA Statement, deliver a notice to Buyer disagreeing with such calculation and setting forth Seller Party Representative's calculation of such amounts (the "2004 EBITDA Statement Objection Notice"). The 2004 EBITDA Statement Objection Notice shall specify in reasonable detail those items or amounts as to which Seller Party Representative disagrees, and Seller Party Representative shall be deemed to have agreed with all other items and amounts contained in the 2004 EBITDA Statement.

      (c) If Seller Party Representative shall have delivered the 2004 EBITDA Statement Objection Notice within the 30 day period referred to in Section 2.10(b) above, then Buyer and the Seller Party Representative shall, during the 30 day period following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts, which amount shall not be more than the amount thereof shown in the calculation delivered pursuant to Section 2.10(a) nor less than the amount thereof shown in the calculation delivered pursuant to Section 2.10(b). If Buyer and the Seller Party Representative are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the "Accounting Judge") to review this Agreement and the disputed items or amounts for the purpose of calculating the 2004 EBITDA. In making such calculation, the Accounting Judge shall consider only those items or amounts in the 2004 EBITDA Statement as to which Seller Party Representative has disagreed and which are specifically stated in reasonable detail in the 2004 EBITDA Statement Objection Notice. The Accounting Judge shall deliver to Buyer and the Seller Party Representative, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Judge), a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or willful misconduct. The cost of such review and report shall be borne (x) by Buyer, if the Seller Parties' calculation of the 2004 EBITDA is closer to the Accounting Judge's determination than Buyer's calculation thereof, (y) by the Seller Entities, if the reverse is true and (z) except as provided in (x) or (y) above, equally by Buyer and the Seller Entities.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

      Except as set forth in the schedules to this Agreement (disclosures in one such schedule being deemed disclosures in each other schedule provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other schedule relates), the Seller Parties make the representations and warranties set forth in this Article III to Buyer as of the date hereof. The foregoing notwithstanding, none of the Principals makes any representations or warranties regarding any other Principal or the respective interests, circumstances or agreements of any other Principal.

      3.01. CORPORATE EXISTENCE AND POWER. ALG, LLC is a limited liability company duly formed and validly existing under the Laws of the State of California. ALG, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each Seller Entity has all limited liability company or corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted by it. The Seller Entities are not qualified to do business in any jurisdiction other than the State of California, and the character of the property owned or leased by them and the nature of their activities does not make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the charter documents of each of the Seller Entities as in effect on the date hereof have been delivered to Buyer.

      3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of the Seller Parties of this Agreement and each of the Ancillary Agreements to which each such Seller Party is a party, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby are within, (i) with respect to each Seller Entity, each such Seller Entity's respective corporate powers and have been duly authorized by all necessary corporate action on the part of each Seller Entity, and (ii) with respect to each Principal, each such Principal's respective power and authority. Each of this Agreement and each Ancillary Agreement to which each Seller Party, respectively, is a party has been duly executed and delivered by such Seller Party and constitutes a valid and binding agreement of each such Seller Party, enforceable in accordance with its terms.

      3.03. EQUITY SECURITIES. (a) Schedule 3.03(a) sets forth the number and class of each of the authorized, issued and outstanding Equity Securities of each Seller Entity and a list of the holders of all such Equity Securities. All of such outstanding Equity Securities are validly issued, fully paid and non-assessable, were issued in conformity with applicable Law, and are owned of record and beneficially by the Persons listed on Schedule 3.03(a).

            (b) No Seller Entity has any outstanding commitments to issue or sell any Equity Securities, and no securities or obligations evidencing any such right are outstanding. Except as set forth on Schedule 3.03(b), there are no outstanding obligations, written or otherwise, of any member or shareholder of any Seller Entity to repurchase, redeem or otherwise acquire any Equity Securities and there are no preemptive rights in respect of any Equity Securities of any Seller Entity. Any Equity Securities which were issued and reacquired by any Seller Entity were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and no Seller Entity has any outstanding obligation or liability with respect thereto.

            (c) No Seller Entity has any Subsidiaries, and no Seller Entity holds any Equity Securities of any other Person that owns or controls any of the Purchased Assets or through which such Seller Entity conducts any portion of the Business and (ii) the Purchased Assets do not include any Indebtedness or Equity Securities of any Person.

      3.04. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by each Seller Party of this Agreement and each of the Ancillary Agreements to which it is a party requires no action by or in respect of, or filing with, any Governmental Entity.

            (b) Except as set forth on Schedule 3.04(b), no consent, approval, waiver or other action (a "Required Consent") by any Person under any contract, agreement, indenture, lease, instrument or other document to which any Seller Party is a party or is bound is required or necessary for the execution, delivery and performance by each of the Seller Parties of this Agreement and each Ancillary Agreement or for the consummation of the transactions contemplated hereby or thereby. The Required Consents have not been obtained as of the date hereof.

            (c) Except for the Required Consents and with respect to the transfer of each of the Consent Pending Contracts prior to the Final Assignment Date for each such Consent Pending Contract, the consent of each of the Principals is sufficient to authorize the Seller Entities to engage in the transactions contemplated by this Agreement and no other approval is required by the applicable constituent documents, applicable Law or otherwise which governs the Seller Entities or the Principals.

      3.05. NON-CONTRAVENTION. The execution, delivery and performance by each of the Seller Parties of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the constituent documents of either Seller Entity, (ii) contravene or conflict with any provision of any Law or Permit binding upon or applicable to any Seller Entity or the Business; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Seller Party, or to a loss of any benefit, relating to the Business to which either Seller Entity is entitled under any provision of any agreement, contract or other instrument binding upon such Seller Entity or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

      3.06. FINANCIAL STATEMENTS.

                  (a) Attached as Schedule 3.06 are true and complete copies of:

                  (i) the unaudited combined balance sheet as of December 31, 2003 and December 31, 2004, and the related unaudited combined statements of operations and cash flows for the years then ended for the Seller Entities; and

                  (ii) the Balance Sheet and the related unaudited combined statements of income and cash flows of the Seller Entities for the three months ended March 31, 2005 ((i) and (ii), collectively, the "Financial Statements").

                  (b) (i) The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes. The Financial Statements fairly presented, in all material respects, the financial condition, results of operations and cash flows of the Seller Entities as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which were not material in amount or significance.

                  (ii) To the Seller Parties' Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of the Seller Entities or other employees of the Seller Entities who have a significant role in the Seller Entities' internal control over financial reporting.

      3.07. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements, on Schedule 3.07 or as otherwise contemplated by this Agreement, each of the Seller Entities has conducted the Business in the ordinary course consistent with past practices, and there has not been any:

            (a) Material Adverse Change, or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay any Seller Party's ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;

            (b) payment or grant of any right relating to the Business by any Seller Party to any Interested Person, or any charge by any Interested Person to any Seller Entity relating to the Business, or other transaction between any Seller Entity relating to the Business and any

Interested Person, except in any such case for distributions or employee compensation payments to the Principals;

            (c) incurrence, assumption or guarantee by any Seller Entity of any Indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $50,000, in the aggregate;

            (d) creation or assumption by any Seller Entity of any Lien on any Purchased Asset;

            (e) damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset in an amount greater than $50,000, in the aggregate;

            (f) transaction or commitment made, or any contract or agreement entered into, by any Seller Entity relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by any Seller Entity of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

            (g) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by any Seller Entity with respect to the Business, other than as reflected in the Financial Statements;

            (h) (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) change in benefits payable under existing severance or termination pay policies of either Seller Entity relating to the Business or employment agreements to which any employee of the Business is a party or (iv) change in compensation, bonus or other benefits payable to employees of the Business, other than in the ordinary course of business consistent with past practice;

            (i) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union, representative thereof or any other Person to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages, picketing or threats thereof by or with respect to such employees;

            (j) employee terminations and/or layoffs, and the Seller Entities have preserved intact and kept available the services of present employees, in each case in accordance with past practice;

            (k) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $50,000, in the aggregate;

            (l) Commencement or notice or, to the Seller Parties' Knowledge, threat of commencement of any lawsuit or proceeding against, or investigation of, either Seller Entity or their respective affairs, or the commencement or settlement of any litigation by either Seller Entity;

            (m) (i) transfer or sale by either Seller Entity of any rights to the Business's Intellectual Property or the entering into of any license agreement (other than non-exclusive customer agreements or end-user license agreements entered into by the Seller Entities in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Business's Intellectual Property, with any Person; (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person other than in-bound "shrink wrap" end-user licenses; (iii) change in pricing or royalties set or charged by the Seller Entities to their respective customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Seller Entities; or (iv) entering into or amendment of any agreement with respect to the development of any Intellectual Property, in each instance described in clauses (i)-(iv), other than in the ordinary course of business;

            (n) failure by the Seller Entities to pay when due any amounts owing to any Person, and neither Seller Entity has withheld any payments owing to any vendor of products or services;

            (o) dispute or disagreement between one or both of the Seller Entities, on the one hand, and any vendor of products or services to such Seller Entity or Seller Entities, on the other hand;

            (p) release or delivery to any Person of all or any portion of source code included in the Business's Intellectual Property that may be held in escrow, nor has any Person requested any such release; or

            (q) agreement, undertaking or commitment to do any of the foregoing.

      3.08. PERSONAL PROPERTY, (a) The Seller Entities have good and marketable title to, or in the case of leased personal property have valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) used in the Business and reflected on the Balance Sheet or acquired after the Balance Sheet Date (the "Personal Property"). None of such Personal Property is subject to any Liens, other than the following ("Permitted Liens"):

                  (i) Liens disclosed on the Balance Sheet;

                  (ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet);

                  (iii) The lessor's interests, with respect to any Personal Property held pursuant to a lease; or

                  (iv) Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

            (b) The Personal Property is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

      3.09. REAL PROPERTY. (a) None of the Real Property is owned by any Seller Entity. All of the Real Property is leased by one or more of the Seller Entities as lessee or sublessee.

            (b) Schedule 3.09(b) sets forth all leases and subleases of Real Property (the "Leases").

            (c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by any Seller Entity or, to the Seller Parties' Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by any Seller Entity or, to the Seller Parties' Knowledge, by any other Person. The Seller Parties have delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

            (d) One or both of the Seller Entities is the holder of the lessee's interest under the Leases and has neither assigned the Leases nor subleased all or any portion of the premises leased thereunder. None of the Seller Entities has made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

      3.10 SUFFICIENCY OF PURCHASED ASSETS. As of the date of this Agreement, the Purchased Assets and the Excluded Assets constitute all of the assets or property used or held for use in the Business and are sufficient for the conduct of the Business as it has been and is currently conducted by the Seller Entities.

      3.11. TITLE TO PURCHASED ASSETS. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens. The representation in this
Section 3.11 shall not apply to the Business's Intellectual Property, which is governed by Section 3.15 below.

      3.12. NO UNDISCLOSED LIABILITIES. Except as (i) disclosed in the Financial Statements, (ii) incurred in the ordinary course of business consistent with past practices since the Balance

Sheet Date, or (iii) set forth on Schedule 3.12, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

      3.13. LITIGATION. There is no claim, action, suit, investigation or proceeding (or, to the Seller Parties' Knowledge, any basis therefor) pending against, or to the Seller Parties' Knowledge, threatened against or affecting, the Business or any Purchased Asset, or the transactions contemplated hereby before any Governmental Entity; and no Seller Entity is subject to any Order, and to the Seller Parties' Knowledge, there are no Orders threatened to be imposed on any Seller Entity in respect of the Business or any Purchased Asset.

      3.14. MATERIAL CONTRACTS. (a) Except for the Assumed Contracts disclosed on Schedule 3.14 and the Consent Pending Contracts identified on Schedule 2.02, as of the date of this Agreement, with respect to the Business, no Seller Entity is a party to or subject to any:

                  (i) lease providing for annual rentals of $50,000 or more;

                  (ii) contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by such Seller Entity of, or pursuant to which in the last year such Seller Entity paid, in the aggregate, $50,000 or more;

                  (iii) sales, distribution or other similar agreement providing for the sale by any Seller Entity of materials, supplies, goods, services, equipment or other assets that provide for annual payments to any Seller Entity of, or pursuant to which in the last year any Seller Entity received, in the aggregate, $50,000 or more;

                  (iv) partnership, joint venture or other similar contract arrangement or agreement;

                  (v) contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to Indebtedness incurred in the ordinary course of business in an amount not exceeding $50,000, in the aggregate;

                  (vi) employment or consulting agreement, or other contract in respect of the provision of services for the day to day operation of the Business (e.g., with a temporary services agency);

                  (vii) license, technology transfer, franchise or other agreement in respect of any Business's Intellectual Property;

                  (viii) material agreement in respect of any property owned or used by the Seller Entities;

                  (ix) agency, dealer, sales representative or other similar agreement;

                  (x) contract or other document that limits the freedom of any Seller Entity to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;

                  (xi) contract or commitment with or for the benefit of any Interested Person; or

                  (xii) other contract or commitment not made in the ordinary course of business that is material to the Business taken as a whole.

            (b) Each Assumed Contract disclosed on Schedule 3.14(a) to this Agreement or required to be disclosed pursuant to Section 3.14(a) and each Consent Pending Contract is a valid and binding agreement of the applicable Seller Entity or Seller Entities and is in full force and effect, and none of the Seller Entities nor, to the Seller Parties' Knowledge, any other party thereto is in default in any material respect under the terms of any such contract, nor, to the Seller Parties' Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

      3.15. TECHNOLOGY AND INTELLECTUAL PROPERTY.

            (a) Schedule 3.15 lists: (i) all registered trademarks, service marks, copyrights, logos, tradenames, domain names and corporate names, and any applications and renewals for any of the foregoing owned by or on behalf of either of the Seller Entities or their respective Affiliates for the benefit of the Business; (ii) all software that is currently sold, published, offered, or under development by either of the Seller Entities or their respective Affiliates for the benefit of the Business; and (iii) all licenses (in and out), sublicenses and other agreements to which either of the Seller Entities or their respective Affiliates is a party and pursuant to which either of the Seller Entities or any other person is authorized to use any of the Business's Intellectual Property or exercise any other right with regard thereto. Neither of the Seller Entities or their respective Affiliates possesses any patents or currently sells, publishes, offers or has under development for the benefit of the Business any hardware products and tools or firmware products, tools and services.

            (b) Each item of the Business's Intellectual Property listed on
Schedule 3.15 is either: (i) owned solely by one of the Seller Entities or their respective Affiliates free and clear of any Liens (other than Permitted Liens); or (ii) rightfully used and authorized for use by one of the Seller Entities or their respective Affiliates pursuant to a valid and enforceable written license or other agreement. All of the Business's Intellectual Property that is used by one of the Seller Entities pursuant to a license or other grant of a right by a third party to use its proprietary information will be separately identified as such on Schedule 3.15. The Seller Entities have all rights in the Business's Intellectual Property necessary to conduct the Business as conducted during the six (6) year-period ending on the Closing Date, including (except as noted on Schedule 3.15) rights to modify, adapt, create derivative works based on, translate and license the Business's software as described in Section 3.15(a)(ii) above.

            (c) Neither of the Seller Entities is in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Business's Intellectual Property. Neither of the Seller Entities nor any of their respective Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by either Seller Entity in the Business's Intellectual Property, except pursuant to the license agreements listed on Schedule 3.15 and separately identified thereon.

            (d) The use of the Business's Intellectual Property by the Seller Entities as currently used does not infringe any other person's copyright, trade secret rights, right of privacy, right in personal data, moral right or other intellectual property right. The use by the Seller Entities of the Business's Intellectual Property as currently used does not infringe any other person's patent, registered trademark, registered service mark, trade name, logo or trade dress. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Seller Entities of any of the Business's Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Business's Intellectual Property by either of the Seller Entities, infringes or will infringe on any intellectual property or other proprietary or personal right of any person are pending or have been asserted against either of the Seller Entities during the five-year period ending on the Closing Date or, to the Seller Parties' Knowledge, were asserted against either of the Seller Entities more than five (5) years prior to the Closing Date or are threatened by any person nor does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business's Intellectual Property, and no Seller Party is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All registered trademarks and service marks, and all copyright registrations owned by the Seller Parties are valid and enforceable. To the Seller Parties' Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Business's Intellectual Property by any third party, employee or former employee.

      (e) Schedule 3.15 separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Business's Intellectual Property. The Seller Entities have secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Business's Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Seller Entities and have provided true and complete copies of such assignments to Buyer.

      (f) The transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights in any of the Business's Intellectual Property being sold to Buyer.

      (g) The Seller Entities have taken commercially reasonable measures to protect the proprietary nature of the Business's Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Seller Entities in the Business.

      (h) The Business's Intellectual Property does not include any Publicly Available Software and neither of the Seller Entities has used Publicly Available Software in whole or in part in the development of any part of the Business's Intellectual Property in a manner that may subject the Business's Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. "Publicly Available Software" means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and
(ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or minimal charge. Publicly Available Software includes software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g. PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

      (i) Anything in this Agreement to the contrary notwithstanding, none of the Seller Parties makes any representation or warranty with respect to the Business's Intellectual Property rights in any jurisdiction other than the United States of America and Canada.

      3.16. INSURANCE COVERAGE. Schedule 3.16 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. The Seller Entities have furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed on Schedule 3.16. There is no claim by any Seller Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Seller Entities are otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since January 1, 2002 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. No Seller Party knows of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

      3.17. COMPLIANCE WITH LAWS. (a) No Seller Entity is in violation of, nor has violated, any applicable provisions of any Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the Seller Parties' Knowledge, no Seller Entity is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law applicable to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (b) Neither Seller Entity has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of their respective customer files and other customer information relating to their current and former customers (the "Seller Entity Customer

Information"). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Seller Entity possesses any claims or rights with respect to use of the Seller Entity Customer Information.

            (c) Schedule 3.17(c) correctly describes each governmental license, permit, concession or franchise (a "Permit") material to the Business, together with the name of the Governmental Entity issuing such Permit. Such Permits are valid and in full force and effect. None of such Permits are transferable to Buyer.

            (d) No Seller Entity is in default under, and no condition exists that with notice or lapse of time or both would constitute a default by a Seller Entity under, any Order of any Governmental Entity.

      3.18. EMPLOYEES. (a) Schedule 3.18 sets forth, with respect to each employee of each Seller Entity, respectively (including any such employee of such Seller Entity who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by such Seller Entity, and whether the employee is on an active or inactive status; (ii) such employee's title; (iii) such employee's annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, and
(iv) any authorization of any Governmental Entity that is held by such employee and that is used in connection with the Business. Except as disclosed on
Schedule 3.18(a). the employment of each of the employees of the Business is terminable by the applicable Seller Entity at will.

            (b) Schedule 3.18(b) lists all Persons who are currently performing services for the Business who are classified other than as employees of the Seller Entities, such as "consultants," "independent contractors," or "temps" (collectively, "Contingent Workers") the compensation or fee arrangements of or for each such Contingent Worker and whether any Seller Entity is party to an agreement with or in respect of the provision of services by any such Contingent Worker (whether or not in writing). Any such agreements are listed on Schedule
3.14 and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer. All Persons engaged directly or through another entity by any Seller Party for the benefit of the Business as Contingent Workers rather than employees, have been properly classified as such and have been engaged in accordance with all applicable Laws and all Seller Entity Employee Plans.

            (c) Neither Seller Entity is or has ever been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Seller Entities or any of their respective employees or Contingent Workers.

            (d) Schedule 3.18(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Business. The Seller Entities have delivered to Buyer complete copies of all such documents.

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

            (e) None of the employees of the Business have notified or otherwise indicated to any Seller Party that he or she intends to terminate his or her employment with either Seller Entity, or, in the case of a Transferred Employee, not to accept employment with Buyer; (ii) neither Seller Entity has a present intention to terminate the employment of any employee of the Business; (iii) all employees of the Business have executed the respective Seller Entity's form employee confidentiality policy; (iv) to the Seller Parties' Knowledge, no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to materially affect (A) the performance by such employee of any of his or her duties or responsibilities as an employee, or (B) the business or operations of the Business; (v) to the Seller Parties' Knowledge, no employee of the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee to be employed by any Seller Party; and (vi) no Seller Party is or ever has been engaged in any dispute or litigation with an employee of the Business or former employee of the Business regarding Intellectual Property matters.

            (f) Except as disclosed on Schedule 3.18(f), (i) neither Seller Entity has a severance pay practice or policy; (ii) no employee of the Business is entitled, pursuant to any existing policy of either Seller Entity, to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from any Seller Entity or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Seller Entities) as a result of or in connection with the transactions contemplated hereby or as a result of any termination by the Business on or after the Closing of any Person employed by either Seller Entity on or prior to the Closing Date.

            (g) Neither of the Seller Entities is engaged, and to the Seller Parties' Knowledge, neither of the Seller Entities has ever engaged, in any unfair labor practice of any nature. The employees and Contingent Workers of the Business have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state Law. Neither Seller Entity has failed to pay, any of its employees or Contingent Workers for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

            (h) Each of the Seller Entities, and each employee of the Business, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Business will expire during the six (6) month period following the date of this Agreement.

            (i) No Seller Party has taken any action, directly or indirectly, to prevent or discourage any employee of the Business from being employed by Buyer as of the Closing Date.

            (j) Each Employee Plan (as defined below) maintained by any Seller Entity or any entity that is considered one employer with either of the Seller Entities under Section 414 of the Code or Section 4001 of ERISA which covers active, former, or retired employees of the

Seller Entities is listed on Schedule 3.18(j) (each, a "Seller Entity Employee Plan"). "Employee Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employment, severance or similar contract, arrangement or policy, and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Each Seller Entity has made available to Buyer a copy of each Seller Entity Employee Plan, and where applicable, any related trust agreement, summary plan description, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the IRS have been properly filed on a timely basis, and each Seller Entity has provided copies of the three most recently filed Forms 5500 for each applicable Seller Entity Employee Plan. Any Seller Entity Employee Plan intended to be qualified under Section 401 (a) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Seller Entity Employee Plan is covered by Title IV of ERISA, or Section 412 of the Code. No Seller Entity Employee Plan is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Seller Entity Employee Plan, unless such a transaction was exempt from such rules. Each Seller Entity Employee Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Seller Entity Employee Plans. There are no pending or anticipated claims against or otherwise involving any of the Seller Entity Employee Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Seller Entity Employee Plan activities) has been brought against or with respect to any Seller Entity Employee Plan. All contributions, reserves, or premium payments to the Seller Entity Employee Plan, accrued to the date hereof have been made or provided for. Neither the Seller Entities nor any entity which is considered one employer with either of the Seller Entities under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Seller Entity Employee Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of the Seller Entities to amend or terminate any Seller Entity Employee Plan without incurring any liability thereunder. Neither Seller Entity has engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Seller Entity Employee Plan. Neither the Seller Entities nor any of their respective ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of the Seller Entities other than health care continuation benefits required to be provided under applicable Law. No Tax under Section 4980B or 4980D of the Code has been incurred in respect of any Seller Entity Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

            (k) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by either Seller Entity (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of either Seller Entity under any Seller Entity Employee Plan, (ii) increase any benefits otherwise payable under any Seller Entity Employee Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

            (l) No notice is required under the Federal Workers Adjustment and Retraining Notification Act ("WARN Act") or similar state Law (collectively, "Plant Closing Laws") of the Seller Entities to its employees or former employees by reason of its acts on or prior to the Closing Date, or by reason of the transactions consummated hereby. Seller is not currently and has not been within the preceding three (3) years an "employer" within the meaning of the WARN Act or any comparable state or local Law.

            (m) Neither Seller Entity is a government contractor under Executive Order 11246, or otherwise has any affirmative action or prevailing wage obligations under the Law of any Governmental Entity.

      3.19. ENVIRONMENTAL COMPLIANCE. The Seller Entities have complied with all Laws (including case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); neither of the Seller Entities has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (iii) neither Seller Entity has conducted, nor is either Seller Entity aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by either of the Seller Entities; and (iv) there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to the Seller Entities' operations or activities, or any real property at any time owned, operated or leased by either Seller Entity, or any member's or stockholder's, as the case may be, use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

      3.20. CUSTOMERS. No Seller Entity has received notice from or is otherwise aware that any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services sold or furnished by the Business during the past 18 months has stopped or intends to stop purchasing the products or services of the Business. Anything in this Agreement to the contrary notwithstanding, no Seller Party makes any representation or warranty with respect to any customer's purchase, following the Closing

Date, of products or services of the Business with respect to which such customer has no current or future obligation to purchase from the Seller Entities as of the Closing Date.

      3.21. PRODUCTS WARRANTIES; DEFECTS; LIABILITIES. Each product of the Business (including any software product) manufactured, sold, licensed, leased or delivered by the Seller Entities (the "Business Products") has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties. Neither Seller Entity has any liability or obligation (and to the Seller Parties' Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller Entities giving rise to any liability or obligation) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations incurred in the ordinary course of business consistent with past practice. No Business Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. The Seller Entities have provided Buyer with a copy of all of the standard terms and conditions of sale, license, or lease for each of the Business Products and copies of the Seller Entities' standard form of professional services agreements.

      3.22. TRANSACTIONS WITH AFFILIATES; INTERCOMPANY ARRANGEMENTS. Except as set forth on Schedule 3.22, there are no agreements, loans, leases, royalty agreements or other continuing transactions between any Seller Entity and (i) any officer, director, member or stockholder of either of the Seller Entities or any of their Affiliates or (ii) any member of any officer, director, member or stockholder of any Seller Entity's family or any of their Affiliates ("Interested Person"). To the Seller Parties' Knowledge, no Interested Person
(x) has any material direct or indirect interest in any entity that does business with either of the Seller Entities or (y) has any direct or indirect interest in any property, asset or right that is used by the Seller Entities in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with any Seller Party other than such relationships as result solely from being an officer, director, member or stockholder of the Seller Entities.

      3.23. BOOKS AND RECORDS. (a) The books, records and accounts of each of the Seller Entities (i) are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the respective assets of each of the Seller Entities; and (iii) accurately and fairly reflect the basis for the Financial Statements.

      (b) The corporate minute books of each of the Seller Entities made available to Buyer are the only minute books of the Seller Entities and contain complete and accurate records of all actions taken, and summaries of all meetings held, by the members, stockholders and the board of directors, as the case may be, of each of the Seller Entities (and any committees thereof) since time of organization or incorporation, as the case may be, of each of the Seller Entities.

      (c) The Seller Entities have provided Buyer with all copies all books, records, files and papers, whether in hard copy or computer format, referred to in Section 2.01 (j).

      3.24. FINDERS' FEES. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Seller Parties or their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

      3.25. REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Seller Parties in this Agreement or any Ancillary Agreement, nor any statement made in any Schedule or certificate furnished by the Seller Parties pursuant to this Agreement or any Ancillary Agreement, when taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Seller Parties that:

      4.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is a subsidiary of DealerTrack Holdings, Inc.

      4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which any of the Seller Parties is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.

      4.03. GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Entity.

            (b) No consent, approval, waiver or other action by any Person (including any lender) under any contract, agreement, indenture, lease, instrument or other document to which Buyer or any of its Affiliates is a party or is bound is required or necessary for the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement or for the consummation of the transactions contemplated hereby or thereby (including any future payments set forth in or contemplated by Section 2.06).

      4.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not
(i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any Law binding upon or applicable to Buyer.

      4.05. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or which could reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under this Agreement or the Ancillary Agreements.

      4.06. REPRESENTATIONS COMPLETE. None of the representations or warranties made by Buyer in this Agreement or any Ancillary Agreement, nor any statement made in any certificate furnished by Buyer pursuant to this Agreement or any Ancillary Agreement, when taken together as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                         COVENANTS OF THE SELLER PARTIES

      The Seller Parties agree that:

      5.01. CONFIDENTIALITY. The Seller Parties acknowledge that they are bound by a previously executed Confidentiality Agreement dated as of March 18, 2005 (the "Confidentiality Agreement"), among the Seller Parties and DealerTrack Holdings, Inc., which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

      5.02. TRADEMARKS; TRADENAMES. As soon as practicable after the Closing Date, the Seller Entities shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. Each Seller Entity shall change the corporate name of such Seller Entity so as to bear no resemblance to the current name of such Seller Entity.

      5.03. NONCOMPETE. (a) As a material inducement to Buyer's willingness to enter into and perform this Agreement and to purchase the Purchased Assets and for the consideration to be paid or provided to the Seller Parties in connection with such purchase, each Seller Entity agrees that it and its controlled Affiliates will not Compete (as defined below), at any time for 10 years after the Closing Date anywhere in the United States and Canada (such period, the "Non- Competition Period"). For purposes hereof "Compete" means directly or indirectly, for its own benefit or as agent for another, carry on activities or participate in the ownership of (except as the passive holder of less than 1% of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange or quoted in the Nasdaq Stock Market or any successor thereto), or management or control of or participation in the ownership of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by, any present or future business enterprise that competes with the Business or the Buyer Business as the same may be conducted by Buyer and its Affiliates as of the Closing Date, and shall include but not be limited to, directly or indirectly, diverting to or soliciting or accepting for any such business enterprise the business of any Person who, on the date of the execution and delivery of this Agreement, was a customer of or, was being pursued as a customer by DealerTrack Holdings, Inc., its Affiliates, or any Seller Party.

            (b) In consideration of the serious and irreparable injury that Buyer will suffer in the event a Seller Entity Competes during the Non-Competition Period, and to ensure that Buyer receives the full value of the Purchased Assets and the Business, including its goodwill, in consideration of the Purchase Price paid by Buyer hereunder, the Seller Parties acknowledge that a breach by any Seller Entity of this Section 5.03 will cause irreparable injury and damage to Buyer, the exact amount of which would be difficult to ascertain, and that the remedies at Law for any such breach would be inadequate. Accordingly, if any Seller Entity breaches this Section 5.03, Buyer shall be entitled to injunctive relief without posting bond or other security and no Seller Entity shall object thereto on the grounds that money damages would be adequate; provided, however, that Buyer may elect, at its option, to seek damages instead of injunctive relief by virtue of such breach.

            (c) In the event that, despite the express agreement of Buyer and the Seller Entities, any provision of this Section 5.03 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the Parties agree that this Section 5.03 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or over the broadest competitive activities as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

            (d) If there is a Final Order determining that Buyer has defaulted in its obligations to pay any amount payable to a Seller Entity under Section
2.06 of this Agreement and Buyer fails to pay the amounts due to the Seller Entities within 30 days of such Final Order, the obligations of such Seller Entity under this Section 5.03 shall be terminated. For the avoidance of doubt, neither the withholding or the set-off of any amounts pursuant to and in accordance with Section 10.06 of this Agreement nor the contesting of any payments pursuant to and in accordance with Sections 2.06 and 2.09 shall be considered a default for the purposes of this Section 5.03(d).

      5.04. NON-SOLICITATION. The Seller Entities agree, for a period of five
(5) years from the Closing Date, that no Seller Entity or any of their respective controlled Affiliates shall directly or indirectly, solicit, engage or hire any current or former officer, employee or consultant of Buyer, its Affiliates or any Seller Party to work in any other business or entity.

      5.05. AUDIT ASSISTANCE. From and after the date of the execution and delivery of this Agreement, to the extent requested by Buyer in connection with
(a) any audit of Buyer's consolidated financial statements, (b) any separate presentation to be prepared by Buyer of the financial statements of the Business (including any such separate presentation of the Business as a "significant subsidiary" or a "business acquired" within the meaning of the accounting rules of the Securities and Exchange Commission), or (c) any presentation to be prepared by Buyer of the pro forma effects of Buyer's acquisition of the Business, the Seller Parties shall, and shall cause their Affiliates and accountants to, (i) cooperate fully in the preparation of such financial statements or pro forma presentation, and (ii) provide, or cause to be provided, any records or other information requested by Buyer in connection therewith, as well as access to, and the cooperation of, the accountants and work papers relating to the Seller Parties, at the cost and expense of Buyer.

      5.06 ASSIGNMENT AND NOVATION OF CONSENT PENDING CONTRACTS. (a) Each Consent Pending Contract will automatically be assigned by the applicable Seller Entity to Buyer on the date (the "Final Assignment Date") on which the necessary consent, approval or novation is obtained and the rights and obligations of the applicable Seller Entity and Buyer with respect to such Consent Pending Contract during the period that commences on the Closing Date and ends on the applicable Final Assignment Date shall be governed by the Subcontract Agreement (as defined below). The Seller Entities and Buyer will cooperate fully with each other and will use their respective best efforts to obtain, as soon as reasonably practicable, consents to the assignment, or the novation, of all Consent Pending Contracts.

            (b) With respect to any Consent Pending Contract, the performance obligations of the applicable Seller Entity thereunder shall, unless prohibited by such Consent Pending Contract, be subcontracted or delegated to Buyer pursuant to the terms of a Subcontract Agreement (the "Subcontract Agreement").

            (c) If, after the Closing Date, the applicable Seller Entity and Buyer obtain the necessary consent or approval for the assignment or novation of a Consent Pending Contract for which an assignment or novation is required, then such Consent Pending Contract shall be deemed to be assigned and transferred to Buyer promptly after such Seller Entity and Buyer obtain such consent or approval or effect such a novation and such Consent Pending Contract shall immediately thereafter be deemed a Purchased Asset for all purposes under this Agreement. On the applicable Final Assignment Date, with respect to any Consent Pending Contract, Buyer and such Seller Entity shall execute and deliver to one another such instrument of assignment and assumption necessary to effect the assignment and assumption contemplated hereby.

            (d) Each of the Seller Entities covenants not to dissolve, liquidate or otherwise wind-up or merge or consolidate with or into another entity until the later of (i) the date on which final payments pursuant to Section 2.06 have been made by Buyer to the Seller Entities pursuant to this Agreement and (ii) the expiration or termination in accordance with the terms thereof of all Consent Pending Contracts and/or the receipt by Buyer of irrevocable written consents (in form and substance reasonably satisfactory to Buyer) with respect to such contracts. For the avoidance of doubt, nothing in this subsection (d) shall be construed to impair the ability of the Seller Entities to make property distributions to the Principals.

                                   ARTICLE VI

                               COVENANTS OF BUYER

      Buyer agrees that:

      6.01. ACCESS. Buyer, on and after the Closing Date, will afford, at the expense of the Seller Parties, promptly to the Seller Parties and their respective agents reasonable access to its properties, books and records included in the Purchased Assets and Transferred Employees (to the extent such access does not disrupt the performance by such Transferred Employees of their obligations to Buyer) to the extent reasonably necessary to permit any Seller Party to determine any matter relating to its obligations to pay Taxes (including in connection with the preparation of a Tax Return), or relating to the Excluded Liabilities.

      6.02. CONFIDENTIALITY. Buyer acknowledges that it is bound by the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

      The Parties hereto agree that:

      7.01. FURTHER ASSURANCES. (a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

      (b) Each of the Seller Entities hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of each Seller Entity with full power of substitution in the name of Buyer or in the name of each such Seller Entity, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and
(ii) to institute and prosecute all proceedings which Buyer may in its reasonable discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

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

      7.02. CERTAIN FILINGS. The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      7.03. PUBLIC ANNOUNCEMENTS. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, including with respect to the content of any communication to any Governmental Entity and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE VIII

                                   TAX MATTERS

      8.01. TAX MATTERS. Except as set forth in the schedules to this Agreement (disclosures in one such schedule being deemed disclosures in each other schedule provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other schedule relates), the Seller Parties make the representations and warranties set forth in this Article VIII to Buyer as of the date hereof. The foregoing notwithstanding, none of the Principals makes any representations or warranties regarding any other Principal or the respective interests, circumstances or agreements of any other Principal.

      (a) The Seller Entities have timely filed all Tax Returns required to be filed and have timely paid all Taxes due (whether or not shown or required to be shown on such Tax Returns), in each case to the extent such Taxes and Tax Returns related to the Purchased Assets or the operation of the Business. All such Tax Returns were complete and correct in all respects. No portion of any Tax Return that relates to the Purchased Assets or the operation of the Business has been the subject of any audit, action, suit, proceeding, claim or examination by any Governmental Entity, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the Seller Parties' Knowledge, threatened. Neither Seller Entity is currently the beneficiary of any extension of time within which to file any such Tax Return, and neither Seller Entity has waived any statute of limitation with respect to any such Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Tax authority in a jurisdiction where a Seller Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in connection with the Business or the Purchased Assets. There are no Liens for Taxes upon the Purchased Assets other than for property Taxes not yet due. Neither Seller Entity has, or has had, a permanent establishment or other taxable presence in any foreign country in connection with the operation of the Business or the acquisition, use, or holding of the Purchased Assets, as determined under the Laws of such country or any applicable Tax treaty or convention between the United States and such foreign country. Neither Seller Entity has any liability for the Taxes of any Person (other than such Seller Entity) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise. No portion of the Purchase Price is subject to any Tax withholding provision of Law.

      (b) The Seller Entities have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, member, stockholder, independent contractor, creditor, or other third party and relating to the Business or the Purchased Assets. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under
Section 280G of the Code.

      (c) The Purchased Assets do not include any capital stock or other Equity Securities in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

      (d) Each of the Seller Entities has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

      (e) The Seller Entities have established, in accordance with GAAP principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

      (f) Each Seller Entity that is a limited liability company has been taxed as a partnership for U.S. Federal Income Tax purposes for all periods since the time of its formation, and has never been a "publicly traded partnership" within the meaning of Section 7704 of the Code. Each Seller Entity that is a corporation has at all times since its inception had in effect a valid election to be treated as an "S corporation" within the meaning of Section 1361 of the Code (and has had a similar election in effect during such period for purposes of comparable state and local Income Tax laws in every jurisdiction in which such Seller Entity is required to file Income Tax Returns or where such election may be relevant) and no Tax will be imposed under Section 1374 of the Code as a result of the transactions contemplated by this Agreement.

      8.02. TAX COOPERATION; ALLOCATION OF TAXES, (a) Each of Buyer and the Seller Entities agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyer and the Seller Entities shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.02(a). In addition, Buyer and the Seller Entities each agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 8.02 for a period of seven (7) years from the

Closing Date (or such longer period as may be reasonably requested in writing by Buyer or the Seller Entities) and each such party agrees to afford the other reasonable access to such records during normal business hours.

      (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Seller Entities and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. The Seller Entities shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, each of Buyer and the Seller Entities shall present a statement to the other setting forth the amount of reimbursement to which Buyer and each of the Seller Entities, respectively, is entitled under this Section 8.02(b), together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, the Seller Entities shall notify Buyer upon receipt by the Seller Entities of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Governmental Entity; provided that if such bill covers the Pre-Closing Tax Period, the Seller Entities shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either of the Seller Entities or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.02(b), the applicable Seller Entity or Buyer, as the case may be, shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 8.02 and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

      (c) Buyer and the Seller Entities agree to file all Tax Returns consistent with Schedule 2.08 and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service ("IRS") audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each of Buyer and the Seller Entities shall notify the other parties if it receives notice that the IRS or other Governmental Entity proposes any allocation different than that set forth in Schedule 2.08. No later than 10 days prior to the filing of their respective IRS Forms 8594 relating to this transaction, Buyer shall deliver to the Seller Party Representative, and Seller Party Representative shall deliver to Buyer, a copy of Buyer's and each Seller Party's, respectively, IRS Form 8594.

      (d) The Seller Entities shall (i) be responsible for any and all liabilities for Transfer Taxes, regardless of the Person responsible for such Transfer Taxes under applicable Law and

(ii) timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

      (e) Each of the Seller Entities shall obtain, as soon as reasonably practicable, (A) a clearance certificate from the California Board of Equalization and any related certificates that Buyer may reasonably request as evidence that all sales and use Tax liabilities of such Seller Entity accruing before the Closing Date have been fully satisfied or provided for; (B) a Certificate of Release from the California Employment Development Department stating that, as of the Closing Date, no contributions, interest, or penalties are due to the Employment Development Department from such Seller Entity; (C) a Tax good standing certificate as of the Closing Date of the California Franchise Tax Board for such Seller Entity; and (D) any other clearance certificate or similar document(s) which may be required by any Governmental Entity in order to relieve Buyer of (x) any obligation to withhold any portion of the Purchase Price and (y) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

                                   ARTICLE IX

                                EMPLOYEE MATTERS

      9.01. EMPLOYEES. As of the Closing Date, Buyer will offer employment to the employees of the Business who are listed on Schedule 9.01 (all such employees, the "Transferred Employees") on such reasonable terms and conditions as Buyer, in its sole discretion, shall determine. The Seller Parties shall not make any representations, promises or guarantees to any employee concerning whether such individual shall be selected by Buyer as a Transferred Employee and the terms or conditions of employment with Buyer.

      9.02. EMPLOYEE OBLIGATIONS. As of the Closing Date, each Seller Entity has satisfied all obligations for compensation, wages and bonuses for the Transferred Employees attributable to periods on or before the Closing Date. With respect to the Transferred Employees who accept employment with Buyer, Buyer will be responsible for (i) compensation, wages and bonuses for such employees only to the extent attributable to services performed for Buyer after the Closing Date and (ii) vacation time and vacation pay, pay in lieu of vacation, sick time and sick pay and employee benefits, provided that Buyer shall only be responsible for any item referred to in clause (ii) attributable to services performed by the relevant employee prior to the Closing Date to the extent covered by 2.03(e). Notwithstanding the obligations of Buyer in the preceding sentence, no Transferred Employee will receive duplicate benefits from either Seller Entity and Buyer. The Seller Entities shall also retain all liabilities to their employees under all Employee Plans. Buyer agrees that any Transferred Employee who accepts employment with Buyer will be entitled to participate in Buyer's employee benefit plans to the extent that similarly situated employees of Buyer are entitled to participate in such plans. To the extent consistent with applicable Law, each such Transferred Employee shall receive credit for his or her term of service with a Seller Entity for all purposes under such plans, including for vesting and any period of service requires for commencement of participation. For the avoidance of doubt, Buyer shall have no obligation to extend such term of service credit to any stock option plan of Buyer. The Seller Entities shall retain liability for all claims which are incurred under any Seller

Entity Employer Plan and Buyer shall have no responsibility or liability for the payment of such benefits. The liabilities retained by the Seller Entities include (a) all benefits of any kind for former or current employees of the Seller Entities who do not become employees of Buyer and their dependents, spouses and beneficiaries; (b) incurred but unpaid life insurance claims; (c) long term disability claims incurred before the Closing Date and not yet reported or claims made and not paid; (d) life insurance waiver of premium claims incurred before the Closing Date and not yet reported or claims made and not paid; (e) medical and dental claims incurred before the Closing Date and not yet reported or claims made and not paid; (f) medical coverage (to the extent provided) for individuals disabled as of the Closing Date.

      9.03. COBRA. The Seller Entities will be responsible for providing continuation coverage and all related notices to the extent required by Law to any employee of the Seller Entities or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Closing Date, including those qualifying events arising in connection with the consummation of the transactions contemplated by this Agreement.

      9.04. VESTING. To the extent not prohibited by applicable Law or the applicable plan documents, the Seller Entities shall cause those Transferred Employees who accept employment with Buyer to become fully vested in their account balances in any defined contribution pension or profit sharing plan sponsored or maintained by the Seller Entities or their respective Affiliates, effective as of the Closing Date.

      9.05. NO THIRD PARTY BENEFICIARIES. Notwithstanding any possible inferences to the contrary, none of the Seller Parties nor Buyer intend for this
Article IX to create any rights or obligations except as between the Seller Parties and Buyer, and no past, present or future employees of either of the Seller Entities or any dependents or beneficiaries of such employees, shall be treated as third-party beneficiaries of this Article IX.

      9.06. PLANT CLOSING LAWS. The Parties shall cooperate to avoid the incurrence of liability to any employee under any Plant Closing Law. To the extent that liability may be incurred, the Seller Parties shall be liable for and indemnify and hold harmless Buyer with respect to any liability relating to any employee who is not a Transferred Employee.

      9.07. UNEMPLOYMENT INSURANCE. The Seller Parties shall cooperate with Buyer, at its request and expense, to transfer the Seller Entities' respective unemployment insurance ratings and experience to Buyer.

                                   ARTICLE X

                       SURVIVAL; INDEMNIFICATION; SET-OFF

      10.01. SURVIVAL. All covenants and agreements set forth in this Agreement, the Ancillary Agreements or in any writing or certificate delivered pursuant to or in connection herewith or therewith or the transactions contemplated by this Agreement shall survive the Closing Date and shall continue until the date set forth in each such covenant, agreement or obligation and, if no such date is set forth therein, then for a period of five (5) years after the

Closing Date. The representations and warranties of the Seller Parties contained in this Agreement, any Ancillary Agreements or in any writing or certificate delivered pursuant to or in connection herewith or therewith shall survive the Closing Date but shall terminate and expire for all purposes at 5:00 pm, New York time on the date which is three (3) years after the Closing Date (the "Expiration Date"), and shall not provide the basis for any claim thereafter, except (i) as to any matter with respect to which Buyer, or any of its officers, directors, employees, members, agents and Affiliates (the "Buyer Group") has made a claim for indemnification in good faith pursuant to the terms of this Agreement on or prior to such date, in which case such matter shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied in accordance with the terms hereof; and (ii) with respect to the representations and warranties of the Seller Entities relating to Tax matters (including those set forth in Article VIII hereof), which shall terminate and expire for all purposes at 5:00 p.m., New York time, on the date which is five (5) years after the Closing Date. The representations and warranties of Buyer contained in this Agreement, any Ancillary Agreement or in any writing or certificate delivered pursuant to or in connection herewith or therewith shall survive the Closing Date but shall terminate and expire for all purposes at the Expiration Date, and shall not provide the basis for any claim thereafter, except as to any matter to which any Seller Party has made a claim for indemnification in good faith pursuant to the terms of this Agreement on or prior to such date, in which case such matter shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied in accordance with the terms hereof. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made in this Agreement, any Ancillary Agreement or any writing or certificate delivered pursuant to or in connection herewith or therewith shall not limit, diminish or in any way affect such representations and warranties, and the Parties may rely on such representations, warranties and covenants irrespective of any information obtained by them by any investigation, examination or otherwise.

      10.02. INDEMNIFICATION BY THE SELLER PARTIES As a material inducement to Buyer's willingness to enter into and perform this Agreement and the Subcontract Agreement and to purchase the Purchased Assets and for the Purchase Price to be paid or provided to the Seller Parties in connection with such purchase, each Seller Entity shall, subject to the limitations set forth in this Article X, indemnify, defend and hold harmless the Buyer Group against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred or suffered by any member of the Buyer Group, directly or indirectly, as a result of or arising from:

            (a) any misrepresentation or breach of a representation or warranty of any Seller Party set forth herein;

            (b) any breach or nonperformance of any covenants or agreements made by the Seller Parties in this Agreement

            (c) any breach or nonperformance of any covenants or agreements made by the Seller Parties in the Subcontract Agreement;

            (d) any Excluded Liability; or

            (e) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and a Seller Party or any of their agents or representatives.

Except as provided in Section 10.05(e), the Seller Parties other than the Seller Entities shall have no obligation to indemnify, defend or hold harmless the Buyer Group pursuant to this Article X. A misrepresentation in or breach of the representations or warranties set forth in Section 3.06 shall be deemed not to have resulted in any Losses to the Buyer Group if such misrepresentation or breach (i) results in an adjustment of the Purchase Price pursuant to Section 2.10, or (ii) results in 2004 EBITDA being less than it would have been if calculated based on the Financial Statements but does not result in an adjustment of the Purchase Price pursuant to Section 2.10.

      10.03. BUYER INDEMNIFICATION OBLIGATIONS. As a material inducement to the Seller Parties' willingness to enter into and perform this Agreement and the Subcontract Agreement, subject to the limitations set forth in this Article X, Buyer agrees to indemnify, defend and hold harmless the Seller Parties for any and all Losses sustained, suffered or incurred by any Seller Party, directly or indirectly, as a result of or arising from:

            (a) any misrepresentation or breach of a representation or warranty of Buyer set forth herein;

            (b) any breach or nonperformance of any covenants or agreements made by Buyer in this Agreement, including any breach of Buyer's obligations to pay the Purchase Price in accordance with Section 2.06;

            (c) any breach or nonperformance of any covenants or agreements made by Buyer in the Subcontract Agreement; or

            (d) any Assumed Liability.

      10.04. INDEMNIFICATION PROCEDURES (a) Any party seeking indemnification under Section 10.02 or 10.03 (each, an "Indemnified Party") shall give prompt written notice (the "Notice of Claim") to the other party (the "Indemnifying Party") of any Loss in respect of which the Indemnified Party has a duty to indemnify such Indemnified Party under this Agreement, and the Notice of Claim shall specify in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Notice of Claim relates and the amount of the Loss involved (or, if not determinable, a reasonable good faith estimate of the amount of the Loss involved); provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party's failure to give such notice.

            (b) If such Notice of Claim relates to any claim, suit, action, cause of action suit or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within 20 days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably demonstrates that a conflict of interest exists between the interests of the Indemnifying Party, on the one hand, and those of the Indemnified Party, on the other hand, with respect to such claim, the Indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Indemnified Party determines in its reasonable judgment that there is a probability that a claim, suit, action or proceeding may materially adversely affect (it being understood by the Parties hereto that any action relating to Taxes and Intellectual Property shall be deemed to "materially adversely affect") it or its rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. The Party controlling such defense shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.

            (c) Neither the Indemnifying Party nor any Indemnified Party shall agree to any settlement of any claim, suit, action, cause of action suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. For purposes hereof, a Party's withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the other Party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Losses under this Agreement shall be deemed to be reasonable.

            (d) In accordance with Section 10.08, the Seller Party Representative shall act on behalf of the Seller Parties in connection with the matters set forth in this Section 10.04.

      10.05. METHODS OF PAYMENT; LIMITATIONS.

            (a) Any claims by members of the Buyer Group for indemnification pursuant to this Article X shall be satisfied solely by set-off from payments to be made by Buyer pursuant to Section 2.06(b)(ii) and (v), in accordance with the set-off mechanism set forth in Section 10.06.

            (b) The Seller Entities shall have no obligation to indemnify the Buyer Group under Section 10.2(a) and (b) until the aggregate of all Losses suffered or incurred by the Buyer Group with respect thereto exceeds $250,000 ("Threshold Amount") and once the Threshold Amount has been reached, the Seller Entities shall indemnify the Buyer Group for all Losses relating to claims under Section 10.02(a) and (b), including those Losses below the Threshold Amount, but only up to the extent that amounts are payable pursuant to Section 2.06(b)(ii) and (v). The total aggregate liability of the Seller Entities under this Agreement shall not exceed $ 15,000,000 (the "Aggregate Indemnification Amount").

            (c) Buyer shall have no obligation to indemnify any Seller Party under Section 10.03(a) and 10.03(b) (other than Buyer's obligation to pay the Purchase Price), until the aggregate of all Losses suffered or incurred by the Seller Parties with respect thereto exceeds the Threshold Amount and once the Threshold Amount has been reached, Buyer shall indemnify the Seller Parties for all Losses, including those Losses below the Threshold Amount, but only to the extent that amounts are payable pursuant to Section 2.06(b)(ii) and (v); provided, however, that for purposes of determining such amounts payable pursuant to Section 2.06(b)(ii) and (v), any amounts set off by Buyer pursuant to Section 10.06 shall not be taken into account. The total liability of the Buyer under this Agreement (other than Buyer's obligation to pay the Purchase Price and pursuant to Section 10.02(c)) shall not exceed the Aggregate Indemnification Amount.

            (d) For purposes of determining whether a Party has breached any representation or warranty in this Agreement and for calculating the Threshold Amount, any qualification or limitation of a representation by reference to materiality of matters stated therein or as to matters having or not having a "Material Adverse Effect" or words of similar effect, shall be disregarded.

            (e) The indemnification provisions provided in this Article X, as limited by this Section 10.05, shall be the exclusive remedy available to the Parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the Parties to this Agreement; provided, however, that notwithstanding the foregoing, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct, (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance for such breaches, including with respect to breaches of Article V of this Agreement, or (iii) subject to Buyer's rights under Section 10.06, the right of the Seller Entities to sue Buyer directly for failure to pay any amount due under Section 2.06(b)(i)-(iv) or the right of the Seller Entities to seek enforcement of any final decision by the Accounting Arbiter pursuant to Section 2.06(c) or the Accounting Referee pursuant to
Section 2.09(c).

      10.06. BUYER SET-OFF RIGHT. If a Notice of Claim has been asserted in good faith by Buyer against the Seller Entities prior to the due date of any required payment from Buyer to the Seller Entities pursuant to Section 2.06(b)(ii) or
(v), then Buyer shall be entitled to withhold from such payment Buyer's reasonable estimate of the Losses incurred by Buyer as set forth in such Notice of Claim, notwithstanding that such amount may be contingent or not reduced to judgment, until such matter is resolved. If it is finally determined (by an agreement between the Seller Party Representative and Buyer, or by Final Order) that the Seller Entities are (i) not required to indemnify the Buyer for the claimed Losses under this Article X, or (ii) required to indemnify the Buyer in an amount less than the claimed Losses under this Article X, then the amount of any such Losses (as so determined) shall be set off against the retained payments, and the remainder, if any, shall be delivered to the Seller Entities, together with interest on such remainder payable from the date such payment was first withheld by Buyer until paid, at the rate per annum equal to the rate quoted in The Wall Street Journal on the date of such agreement or

Final Order as the "base rate on corporate loans posted by at least 75% of the nation's largest banks" in the United States, plus one percent (1.00%) per annum, but in no event greater than 7%, within 10 days by delivery of such payment to the Designated Account.

      10.7. TREATMENT. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price for Income Tax purposes. The amount of any Losses for which indemnification is provided under this
Article X shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses.

      10.8. SELLER PARTY REPRESENTATIVE; POWER OF ATTORNEY.

            (a) Each Seller Party hereby initially appoints, as of the date of this Agreement, Seller Party Representative, as his or its true and lawful agent and attorney-in-fact to: (i) give and receive notices and communications to or from Buyer relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Seller Party individually); (ii) authorize the satisfaction of claims asserted by any Indemnified Party pursuant to this Agreement; (iii) object to such claims pursuant to the terms hereof; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims;
(v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any Seller Entity or by any such Seller Entity against any Indemnified Party or any dispute between any Indemnified Party and any such Seller Entity, in each case, relating to this Agreement or the transactions contemplated hereby or thereby; (vi) defend any indemnification claims under this Agreement; and (vii) take all actions necessary or appropriate in the judgment of the Seller Party Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The person serving as the Seller Party Representative may be replaced from time to time by Douglas Aiken upon not less than five (5) days' prior written notice to Buyer.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.01. NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

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if to Buyer, to:

                    Santa Acquisition Corporation
                    c/o DealerTrack Holdings, Inc.
                    1111 Marcus Avenue
                    Lake Success, NY 11042
                    Attn: General Counsel
                    Telephone: (516)734-3606
                    Facsimile: (516)734-3805

                    with a copy to:

                    Goodwin Procter LLP
                    Exchange Place
                    Boston, MA 02109
                    Attention: Kenneth J. Gordon, Esq.
                    Telephone: (617)570-1000
                    Facsimile: (617)523-1231
                    E-mail: kgordon@goodwinprocter.com

if to the Seller Entities, to:

                    Automotive Lease Guide (alg), LLC
                    4187 Cresta Avenue
                    Santa Barbara, CA 93110
                    Attention: Chief Executive Officer
                    Telephone: (805) 569-3800
                    Facsimile: (805) 687-2220
                    E-mail: 5blairs@cox.net

                    with a copy to:

                    Seed Mackall LLP
                    1332 Anacapa Street, Suite 200
                    Santa Barbara, CA 93101
                    Attention: Thomas N. Harding, Esq.
                    Telephone: (805) 963-0669
                    Facsimile: (805) 435-1498
                    E-mail: thardine@seedmackall.com

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

if to the Seller Entity Representative, to:

                    John A. Blair
                    701 Via Hierba
                    Santa Barbara, CA 93110
                    Telephone: (805) 563-0777
                    Facsimile: (805) 456-3814
                    E-mail: jblair@alg.com

                    with a copy to:

                    Seed Mackall LLP
                    1332 Anacapa Street, Suite 200
                    Santa Barbara, CA 93101
                    Attention: Thomas N. Harding, Esq.
                    Telephone: (805) 963-0669
                    Facsimile: (805) 435-1498
                    E-mail: tharding@seedmackall.com

Any Party may change its address for the delivery of notices pursuant to this
Section 11.01 upon written notice to the other Parties delivered in accordance with this Section 11.01.

      11.02. AMENDMENTS; WAIVERS. This Agreement may be amended only if such amendment is in writing and signed by Buyer and each Seller Party.

            (b) Any provision of this Agreement may be waived by a Party if the waiver is in writing and signed by the Party to be bound.

            (c) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      11.3. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorneys then-current rates) incurred in such action or proceeding.

      11.4. ASSIGNABILITY; SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties; provided, however, that Buyer may assign this Agreement or any of its rights hereunder to any Affiliate of Buyer

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without the prior written consent of any other Party so long as Buyer remains responsible for the obligations of Buyer (including such assignee).

      11.5. GOVERNING LAW; JURISDICTION. This Agreement and the Ancillary Agreements (other than the Employment Agreements) shall be governed by, and construed in accordance with, the internal Laws of the State of New York without giving effect to the principles of conflicts of Laws thereof. For the purposes of establishing the Parties' rights hereunder, each Party hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York located in the City of New York, the courts of the State of California located in the City of Los Angeles and the courts of the United States of America located in the City of New York and the City of Los Angeles in connection with any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, other than pursuant to the Employment Agreements (and each Party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each Party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in accordance with the foregoing sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      11.6. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. The facsimile transmission of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto), and the retransmission of any signed facsimile transmission, shall be treated for all purposes as the delivery of an original signed counterpart.

      11.7. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

      11.8. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      11.9. RULES OF CONSTRUCTION; ETC. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the Ancillary Agreements and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (i) words of

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

any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the word "including" shall mean "including, without limitation;" (vi) the word "or" shall be disjunctive but not exclusive; (vii) the word "agreement" shall mean any contract, commitment or other agreement, whether oral or written, that is legally binding; and (viii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise provided, and shall be counted from the day immediately following the date from which such number of days are to be counted. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

      11.10. TIME. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

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

      IN WITNESS WHEREOF, the Parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SANTA ACQUISITION CORPORATION,          AUTOMOTIVE LEASE GUIDE (ALG), LLC
a Delaware corporation                  a California limited liability company

By:                                     By:
    --------------------------------        ------------------------------------


                                        AUTOMOTIVE LEASE GUIDE (ALG)
                                        CANADA, INC.
                                        a California corporation

                                        By:
                                            ------------------------------------
                                            Chairman and Chief Financial Officer

                                        DOUGLAS W. AIKEN

                                        By:
                                            ------------------------------------

                                        JOHN A. BLAIR

                                        By:
                                            ------------------------------------

                                        RAJ SUNDARAM

                                        By:
                                            ------------------------------------